UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   January 7, 2007

FOREST OIL CORPORATION
(Exact name of registrant as specified in its charter)

New York
(State or other jurisdiction of incorporation)

1-13515	25-0484900
(Commission File Number)	(IRS Employer Identification No.)

707 17th Street, Suite 3600, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

303.812.1400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

Merger Agreement

On January 7, 2007, Forest Oil Corporation, a New York corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, MJCO Corporation, a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and The Houston Exploration Company (“Houston Exploration”), under which the Company has agreed to acquire all of the issued and outstanding shares of common stock, par value $0.01 per share, of Houston Exploration (“THX Common Stock”).  Pursuant to the terms of the Merger Agreement, which was unanimously approved by the Boards of Directors of both the Company and Houston Exploration, Merger Sub will merge with and into Houston Exploration with Houston Exploration continuing as the surviving corporation (“Merger I”), and immediately thereafter, Houston Exploration will merge with and into the Company, with the Company continuing as the surviving corporation (“Merger II” and, together with Merger I, the “Merger”).

Under the terms of the Merger Agreement, the total consideration for the Merger is fixed.  In the Merger, each issued and outstanding share of THX Common Stock will be converted into the right to receive (i) 0.84 shares of common stock of the Company, par value $0.10 per share (“Company Common Stock”), and (ii) $26.25 per share in cash, without interest.  Stockholders of Houston Exploration will have the right to elect to receive Company Common Stock, cash or a combination of Company Common Stock and cash, subject to equalization so that each share of THX Common Stock receives consideration representing equal value and proration in the event either the Company Common Stock or cash component is oversubscribed.  These adjustments, however, will not increase or decrease the total shares of Company Common Stock to be issued by the Company, estimated to total 23.6 million shares, or the total amount of cash to be paid by the Company, approximately $740 million.   The Merger is structured to qualify as a reorganization for U.S. federal income tax purposes, such that each Houston Exploration stockholder generally should be subject to U.S. federal income tax only on the cash, if any, it receives in the Merger (or, if less, the gain it realizes upon the exchange of its shares in the Merger).

The Merger Agreement contains customary representations and warranties and covenants by each of the parties.  Among other things, during the period between the execution of the Merger Agreement and the consummation of the Merger, the parties agree (i) to conduct their respective businesses in the ordinary course and not to engage in certain types of activities and transactions, subject to certain exceptions, and (ii) not to solicit alternative transactions or enter into discussions concerning, or provide information in connection with, alternative transactions.

Completion of the Merger is conditioned upon: (1) approval by the shareholders of the Company of the issuance of additional shares of Company Common Stock and the adoption of the Merger Agreement by the stockholders of Houston Exploration, (2) applicable regulatory approvals, including the termination or expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (3) the effectiveness of a registration statement on Form S-4 relating to the Company Common Stock to be issued in the

Merger and the approval of the listing of such shares on the New York Stock Exchange, (4) the absence of legal impediments prohibiting the transactions, and (5) other customary closing conditions.   In addition, the Company’s obligation to complete the Merger is subject to a limit on the number of shares of THX Common Stock for which demands for appraisal have not been withdrawn.

The Merger Agreement contains certain termination rights, including, among others, if the Merger is not completed by September 30, 2007, for both the Company and Houston Exploration.   In the event of a termination of the Merger Agreement under certain circumstances, the Company may be required to pay Houston Exploration a termination fee of $60 million, or Houston Exploration may be required to pay the Company a termination fee of $55 million.   Further, if the Company’s shareholders fail to approve the issuance of additional shares of Company Common Stock the Company must pay Houston Exploration $5 million to cover its expenses and Houston Exploration will be required to pay the Company $5 million to cover its expenses if the stockholders of Houston Exploration fail to adopt the Merger Agreement.

The foregoing descriptions of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached to this Current Report as Exhibit 2.1 and incorporated herein by reference.  The Merger Agreement is filed herewith to provide investors with information regarding its terms and is not intended to provide any other factual information about the Company or Houston Exploration. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are as of specified dates and were made only for purposes of such Merger Agreement, are solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed between the parties, including being qualified by information contained in disclosure letters exchanged by the parties in connection with the execution of the Merger Agreement that may modify and create exceptions to the representations and warranties set forth in the Merger Agreement.  Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the Company and Houston Exploration, rather than establishing matters as facts.  Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about the Company or Houston Exploration.

Voting Agreement

Concurrently with the execution of the Merger Agreement on January 7, 2007, the Company and Merger Sub entered into a voting agreement (“Voting Agreement”) with JANA Master Fund, Ltd. and JANA Piranha Master Fund, Ltd. (collectively, “JANA”).   As of such date, JANA beneficially owned approximately 14.7% of the total issued and outstanding shares of THX Common Stock.  During the term of the Voting Agreement, JANA has agreed to vote its shares of THX Common Stock in favor of the Merger and the adoption of the Merger Agreement and against any transaction that would impede or delay the Merger, and has granted the Company a proxy to vote its shares at any meeting of the stockholders of Houston Exploration convened to consider such matters.   The Voting Agreement will terminate on the first to occur of certain dates, including the effective time of the Merger, the date Houston Exploration withdraws or adversely modifies or amends its approval of or recommendation to adopt the Merger Agreement or recommends another acquisition proposal as contemplated by the terms of the Merger Agreement, the date of any material amendment to the Merger Agreement that is adverse to Houston Exploration or its stockholders or waiver of a material condition to its obligation to close the Merger, or September 30, 2007.

In addition, JANA separately agreed with the Company not to propose any extraordinary transactions with the Company or to seek to influence the management or control of the Company for a period of one year following the Merger.

The foregoing description of the Voting Agreement is qualified in its entirety be reference to the full text of the Voting Agreement, which is attached to this Current Report as Exhibit 2.2 and incorporated by reference.

Item 7.01               Regulation FD Disclosure.

On January 8, 2007, the Company issued a press release announcing that it entered into the Merger Agreement.  The full text of the press release is furnished as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, by and among Forest Oil Corporation, MJCO Corporation and The Houston Exploration Company, dated as of January 7, 2007 (1)
2.2	Voting Agreement, by and among Forest Oil Corporation, MJCO Corporation, JANA Master Fund, Ltd. and JANA Piranha Master Fund, Ltd., dated as of January 7, 2007
99.1	Forest Oil Corporation press release dated January 7, 2007 entitled “Forest Oil to Acquire The Houston Exploration Company for $1.5 Billion”

(1) Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

In connection with the proposed acquisition, the Company and Houston Exploration will file a joint proxy statement/prospectus and other documents with the Securities and Exchange Commission.  Investors and security holders are urged to read carefully the definitive joint proxy statement/prospectus when it becomes available because it will contain important information regarding the Company, Houston Exploration and the Company’s acquisition of Houston Exploration.  A definitive joint proxy statement/prospectus will be sent to security holders of the Company and Houston Exploration seeking their approval of the acquisition.  Investors and security holders may obtain a free copy of the definitive joint proxy statement/prospectus (when it becomes available) and other documents filed by the Company and Houston Exploration with the SEC at the SEC’s website at www.sec.gov.

The definitive joint proxy statement/prospectus and such other documents (relating to the Company) may also be obtained for free from the Company by directing a request to Forest Oil Corporation, 707 17th Street, Suit 3600, Denver, CO  80202, Attention: Investor Relations, or by telephone: 303-812-1400, or email: ir@forestoil.com.

The Company, its directors, executive officers and certain members of management and employees, may be considered “participants in the solicitation” of proxies in connection with the acquisition.  Information regarding such persons and a description of their interest in the acquisition will be contained in the joint proxy statement/prospectus when it is filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST OIL CORPORATION
(Registrant)

Dated: January 9, 2007	By	/s/ Cyrus D. Marter IV
Cyrus D. Marter IV
Vice President —
General Counsel and Secretary

INDEX TO EXHIBITS FILED WITH THE CURRENT REPORT ON FORM 8-K

Exhibit	Description
2.1	Agreement and Plan of Merger, by and among Forest Oil Corporation, MJCO Corporation and The Houston Exploration Company, dated January 7, 2007

2.2	Voting Agreement, by and among Forest Oil Corporation, MJCO Corporation, JANA Master Fund, Ltd. and JANA Piranha Master Fund, Ltd., dated as of January 7, 2007

99.1	Forest Oil Corporation press release dated January 7, 2007, entitled “Forest Oil to Acquire The Houston Exploration Company for $1.5 Billion”